May 1, 2017
Dear Shareholder,
I am writing to notify you of two important changes that will impact your stock account with the Federal Home Loan Bank of Boston (the Bank), beginning June 1, 2017.
First, the Bank is pleased to announce that it is reducing the activity-based stock investment requirement for advances with original maturities of more than three months from 4.5 percent to 4.0 percent. This change will be effective for all advances at the close of business on May 31, 2017.
Second, beginning June 1, 2017, the Bank will conduct daily repurchases of excess capital stock, replacing its existing system of making periodic repurchases when aggregate excess stock balances exceeded $200 million. Under the new process, daily repurchases will be based on stock balances at close of business the previous day. The Bank will inform members via email if their excess stock balances were affected by a daily repurchase.
At the beginning of each business day, the Bank will determine if any shareholders hold excess stock in an amount that exceeds a “cushion” equal to the lesser of (1) 25 percent of the member’s total stock investment requirement or (2) $10 million. If a shareholder’s stock balance exceeds the cushion by $100,000 or more, the Bank will repurchase such shareholder’s excess stock so that its remaining excess shares are equal to the cushion.
The Bank may suspend or terminate daily repurchases of excess stock at any time without prior notice, subject to the Bank’s capital plan and legal and regulatory requirements. As always, the Bank retains sole discretion whether or not to conduct excess stock repurchases on a case-by-case basis.
For further information about these changes, please refer to the enclosed FAQ. In addition, if you have any questions regarding the activity-based stock investment requirement or the daily repurchase of excess stock, please contact Customer Service at customerservice@fhlbboston.com or 1-800-357-3452 (option 3).
Sincerely,

/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer